Exhibit 10.3
    August 8, 2024

Dana Huth

Re:    Terms and Conditions of Employment

Dear Dana:
Per our discussion, below is a summary of the terms and conditions of your employment related to your new role as Senior Vice President, Chief Revenue Officer, P&S, effective August 9, 2024, reporting directly to Tom Surran, President P&S.

COMPENSATION
Base Salary: Your annual base salary remains unchanged at $540,800.
Annual Incentive Compensation: Your target incentive compensation opportunity remains 80% of your base salary earnings during the year.
Annual Long-term Incentive Compensation: Your LTI compensation target remains $1,500,000, intended to be awarded as 50% time based restricted stock units and 50% performance stock units. The actual amount may vary based on individual and Company performance and the discretion of the Compensation and Human Capital Management Committee of the Board of Directors (the "CHCM Committee").

OTHER EXECUTIVE BENEFITS
•Excess Liability Insurance: Resideo will continue to pay the annual premium for an Excess Liability Insurance policy that provides $5,000,000 of personal liability umbrella coverage per occurrence.
•Executive Physical: You will remain eligible for the annual executive physical program.

NON-COMPETITION AND INTELLECTUAL PROPERTY AGREEMENTS
As a condition of the additional severance benefits described below, you are required to execute Resideo’s Technologies, Inc. Noncompete Agreement for Senior Executives (“Noncompete Agreement”) and the Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information ("IP Agreement"). The Noncompete Agreement is attached as Exhibit A and the IP Agreement is attached as Exhibit B.

ADDITIONAL SEVERANCE BENEFITS
resideo.com
Scottsdale, Arizona | Austin, Texas | Golden Valley, MN | Melville, NY

Executive Severance: You will be eligible for severance under the Severance Pay Plan for Designated Executive Employees of Resideo Technologies, Inc. (the “Executive Severance Plan”).  In the event you are involuntarily terminated other than for “cause” (as that term is defined in the Executive Severance Plan) within 12 months of the date of this letter, and so long as you remain in compliance with the terms of the IP Agreement and the Noncompete Agreement, you shall be eligible for eighteen (18) months of salary continuation (instead of, and not in addition to, the 9 months of salary continuation currently provided for in the Executive Severance Plan). Thereafter, you will be subject to the standard terms of the Executive Severance Plan.

ACCEPTANCE OF TERMS
Please indicate your acceptance of these terms by electronically signing this letter, the IP Agreement and the Noncompete Agreement via Docusign.
If you have any questions or need further information, please contact Steve Kelly.

Steve Kelly
EVP, Chief Human Resources Officer

Read and Accepted:
/s/ Dana Huth                                8/8/2024
____________________________________            _________________
DANA HUTH                            Date

All businesses experience changing conditions.  Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Resideo will be on an "at will" basis.  This means that there is no guarantee of employment for any specific period, and either you or Resideo may terminate your employment at any time.
The descriptions of benefits and perquisites described in this offer letter are for general information purposes only and are not intended to modify any plan document, summary plan description (“SPD”) or prospectus. For a complete description of any benefit or perquisite, you may request a copy of the applicable plan document, SPD or prospectus. The Company reserves the right to modify, amend or terminate any benefit plan or perquisite in its sole and absolute discretion.
resideo.com
Scottsdale, Arizona | Austin, Texas | Golden Valley, MN | Melville, NY